UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 6, 2008

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Events.

The purpose of this Form 8-K Current Report is to provide an update regarding material litigation that may impact the Company’s plan of liquidation and the timing and amount of future liquidating distributions to shareholders.

As previously disclosed, Jugal K. Taneja, William LaGamba, Steve Watters and certain members of Messrs. Taneja’s and LaGamba’s families, filed a complaint against the Company in the Superior Court, Judicial District of Hartford, Connecticut, which purports to be a derivative action brought on behalf of all shareholders and alleges, among other things, that Allison Kiene, the Company’s former general counsel and executive vice president, and current and former members of the Company’s Board of Directors, other than Mr. Taneja and Rakesh Sharma, have breached their fiduciary duties to the Company in connection with their operation of the Company following the 2004 merger between the DrugMax, Inc. and Familymeds Group, Inc., including without limitation in connection with their decision to reject GeoPharma, Inc.’s proposal to purchase 51% of the Company in exchange for shares of GeoPharma, Inc. on or about January 20, 2007. Also as previously reported, the Company received a letter, on May 15, 2008, from HCC Global Financial Products, one of its insurance carriers, denying all coverage related to this claim. Since then, the Company has received responses from all its carriers, all of which also deny coverage related to this claim.

Accordingly, the Company currently anticipates that it will need to use its own resources to defend the claim on behalf of the current and former officers and directors that are named as defendants in the complaint (as previously reported, pursuant to various indemnity agreements and the provisions of the Company’s articles of incorporation, the Company has certain duties to indemnify and defend its current and former officers and directors named as defendants in the lawsuit). As a result, and because the amount of the potential exposure is uncertain at this time, the Company has decided to suspend any further liquidating distributions to shareholders until the claim is settled or otherwise resolved or until the Company is in a position to quantify its exposure and create an adequate reserve. Further, because of the early stages of this litigation, and the large potential exposure involved, the Company is not in a position to provide any guidance on the amount and timing of future liquidating distributions to shareholders at this time.

Also as previously disclosed, McKesson Corporation has filed a complaint against the Company in the United States District Court for the Northern District of California alleging among other things that the Company breached the Supply Agreement between the Company and McKesson by, among other things, failing to pay McKesson approximately $725,000, and the Company has filed a response and counterclaim demanding, among other things, that McKesson provide to the Company documentation necessary to determine the amounts due to McKesson, if any, including whether McKesson has overcharged the Company and/or failed to properly issue the Company credits under the Agreement. Since our last update on this litigation, McKesson has filed a motion for summary judgment and the Company has filed its response. The parties are currently awaiting a ruling on those pleadings. The Company intends to continue to vigorously defend this action and pursue its rights.

The Company intends to continue to file Forms 8-K from time to time to provide updates on these claims and other matters impacting the Company’s plan of liquidation and the timing and amount of liquidating distributions as material developments occur.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC

By: /s/Edgardo A..Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: August 6, 2008